July 2, 1997



Mr. James A. Unruh
Chairman and Chief Executive Officer
Unisys Corporation
P. O. Box 500
Blue Bell, PA  19424

Dear Jim:

You are presently employed by Unisys Corporation (the "Corporation") as Chairman of the Board and Chief Executive Officer under the terms of a letter agreement dated August 10, 1994 (as amended on July 28, 1995), and an Employment Agreement dated July 28, 1995. This letter agreement (the "Agreement") supersedes and replaces the letter agreement dated August 10, 1994 (as amended on July 28, 1995), and the Employment Agreement dated July 28, 1995, and describes the terms and conditions of your employment with the Corporation on and after the date hereof until April 30, 1998 (the "Term").
The provisions of this Agreement are as follows:

 1. Base Salary. You shall continue to serve, at the pleasure of the Board of Directors, as Chief Executive Officer and/or Chairman of the Board of the Corporation at a base salary at the annual rate of not less than $836,000 per year.

 2. Annual Bonus. You shall be eligible to receive an annual bonus award at a target bonus level of not less than 100% of your base salary. If your employment is terminated by the Corporation without cause or upon your serving as an employee of the Corporation from the date hereof until completion of the Term, you will be eligible to receive a pro rata bonus for the year in which your employment is terminated based on the percentage of the year you were employed by the Corporation. The actual annual or pro rata bonus paid to you, if any, shall be determined by the Compensation and Organization Committee of the Board of Directors (the "Committee") in its sole discretion and shall be based on such factors as it deems appropriate. Your actual annual or pro rata bonus payments, if any, shall be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the bonus award in accordance with the terms of the Deferred Compensation Plan for Officers of Unisys Corporation (or any successor deferred compensation program).

 3. Benefit Programs. During your employment hereunder, you shall participate in the retirement, welfare, fringe, and perquisite programs generally made available to executive officers of the Corporation and at such benefit levels customarily provided to the Chief Executive Officer and/or Chairman of the Board of the Corporation.

 4. Service on Other Boards. During the term of your employment hereunder, you shall render your full-time attention to the business affairs of the Corporation. You may serve on the board of directors of other companies as expressly approved by the Board of Directors of the Corporation in its discretion. However, so long as you serve as Chief Executive
Officer of the Corporation, you agree not to actively seek other employment.

 5. Death or Disability. In the event of your disability or death prior to the date of the termination of your employment hereunder, all future compensation under this Agreement (other than those amounts and benefits described in the following sentence) shall terminate. You and your estate shall receive (a) an annual bonus award for the year in which you terminate employment in an amount equal to a pro rata portion, based on the period of service rendered, of the bonus amount paid in the previous year, (b) benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death and (c) any deferred account balance under the Deferred Compensation Plan for Officers of Unisys Corporation (or any successor deferred compensation program) in accordance with the terms of such plan. For purposes of this Agreement, disability means a mental or physical injury or illness which renders you incapable of substantially performing your duties hereunder. The determination of whether you are disabled for purposes of this Section 5, and when you became disabled, shall be made by a medical doctor jointly selected by the Committee and you or your representative, and such determination shall be final and binding on all parties.

 6.     Termination of Employment.

                (a) Your employment may be terminated by the Company at any time with or without cause. In the event that you are terminated for "cause" (as defined below) or you terminate your employment, no further amounts shall be paid to you hereunder except as otherwise provided under the normal terms of the retirement, welfare, incentive, fringe, and perquisite programs in which you participated at your date of termination.

                (b) Upon termination by the Corporation without cause or upon your serving as an employee of the Corporation from the date hereof until completion of the Term, you shall be entitled to the following:

                     (1) Base salary through the completion of the Term to the extent not theretofore paid, plus such bonus as may be determined as provided in Section 2 hereof.

                     (2) Termination payments for a period of 24 months following completion of the Term in the amount determined as follows:
                          (A) For purposes of this Section 6(b), termination payments for the first 12 months following completion of the Term shall consist of base salary (at its then current rate on the date of termination) and annual bonus
               (in an amount equal to 50% of your target bonus, times your base salary both as in effect at your date of termination).

                          (B) For purposes of this Section 6(b), termination payments for the 13th to the 24th month following the completion of the Term shall consist of base salary (at its then current rate on the date of termination) and annual bonus (in an amount equal to 50% of your target bonus, times your base salary both as in effect at your date of termination).

                          (C) The amount of base salary and annual bonus payable to you for the 13th month to the 24th month following the completion of the Term shall be reduced by the amount of cash compensation, if any, earned by you during such period for services rendered to any other entity as an employee, independent contractor, consultant, officer, director, or in any other capacity, provided, however, that compensation earned by you for service as a director of any corporation shall not cause such a reduction to the extent such compensation is based on the same fee structure as is received by all other directors thereof for Board service.

          Such termination payments shall be paid in the same manner and at the same times as the salary and annual bonus due hereunder during employment.

                     (3) For a period ending on the earlier of (A) 24 months following your date of termination, or (B) your becoming eligible for medical, dental or life insurance from another employer, continued participation, at the same costs applicable to active employees in the Unisys medical, dental and life insurance plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys medical, dental and life insurance plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans.

                     (4) Following the period of participation in active employee benefits under Section 6(b)(3) hereof, you shall be entitled to receive the post-retirement medical and post-retirement life insurance coverage generally available to other retired executive officers;

                     (5) Full vesting in all stock options, restricted stock and other awards made under the Corporation's Long-Term
          Incentive Plans (or under any successor incentive plan thereto), effective as of the end of the Term; for purposes of stock option, SAR and other equity-based award exercise rights under the applicable Long-Term Incentive Plans (or any successor incentive plan thereto), you shall be treated as if you had retired on your normal retirement date as of your date of termination;

                     (6) Extension of the repayment period on any corporate interest-free home mortgage loan until the first to occur of the following: (i) the fifth anniversary of your date of termination; (ii) the date on which your home is sold; or (iii) the date on which your home is leased, unless such action has been approved by the Committee in its sole discretion.

                (c) For purposes of this Agreement, "cause" shall mean intentional dishonesty or gross neglect of your duties.

                (d) You shall not be entitled to receive payments under the Corporation's Income Assistance Plan or any successor severance or income assistance plan generally applicable to employees of the Corporation.

                (e) For a period beginning on the first day of the month following your date of termination and ending on the earlier of (A) 24 months following such date, or (B) the date you commence employment with another employer, the Corporation will reimburse you for office and secretarial expenses incurred by you in an amount not to exceed $4,167 per month.

                (f) The payments provided for in this Section 6 are being extended to you to provide you with reasonable severance compensation in connection with your retirement from active service with the Corporation and in recognition of your service to the Corporation as Chairman of the Board and Chief Executive Officer, and not to any degree whatsoever in contemplation of a change of control of the Corporation.

 7.     Conduct Following Termination of Employment.

                (a) During the 24 month period following your date of termination, you hereby agree that you will not:

                     (1) without the prior written approval of the Committee, become engaged or employed as a business owner, employee or consultant in any activity which is in competition with any line of business of the Corporation existing as of your date of termination;

                      (2) directly or indirectly (including through someone else acting on your recommendation, suggestion, identification or advice) solicit any existing employee of the Corporation to leave the employ of the Corporation;

                      (3) use or disclose to anyone any confidential information regarding the Corporation; or

                      (4) negatively comment, publicly or privately, about the Corporation (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past
          Board of Directors, its officers or employees.

                (b) Upon completion of the Term or, if earlier, on your date of termination, you hereby agree that you will thereafter:

                       (1) resign, upon request, as a director and officer of the Corporation and any subsidiaries or affiliates of the Corporation;

                       (2) make yourself available upon request to provide accurate information or testimony or both in connection with any legal matter affecting the Corporation or any of its subsidiaries or affiliates, subject to reasonable accommodation of your schedule and reimbursement of reasonable expenses (which shall include the reasonable expenses of counsel retained by you in connection therewith); and

                       (3) promptly advise the Senior Vice President - Human Resources of the Corporation of any facts which could cause a reduction in the amounts payable to you or the benefits received by you pursuant to Sections 6(b)(2)(C) or 6(b)(3) hereof.

 In the event you breach any term of Section 7(a), the Corporation may cancel or terminate all benefits and payments remaining to be made to you or on your behalf under Section 6(b) hereof, invoke applicable provisions of the Corporation's Elected Officer Pension Plan, and obtain any injunctive relief to which it may be entitled.

 If you do not breach any term of Section 7(a) during the 24 month period following your date of termination, the Corporation agrees that it will not thereafter invoke against you the provisions of Section 6.04(a) of the Corporation's Elected Officer Pension Plan.

 8.     Change of Control.

                (a) If a Change of Control shall occur during the Term and prior to your date of termination, and the Corporation shall thereafter terminate your employment prior to the completion of the Term other than for cause, death or disability:

                     (1) the Corporation shall pay to you in a lump sum in cash within 30 days after your date of termination the aggregate of the following amounts:

                          (A)  the sum of (i) your base salary through
               the completion of the Term to the extent not theretofore paid, (ii) a bonus pro-rated for the portion of the year until your date of termination at the rate provided in Section
               6(b)(2)(A), (iii) the amount payable to you under
               Section 6(b)(2)(A) hereof and (iv) the amount payable to you under Section 6(b)(2)(B) hereof, subject to repayment by you under the provisions of Section 6(b)(2)(C) hereof; and

                           (B) an amount equal to the excess of (i) the actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan")
               (utilizing actuarial assumptions no less favorable to you than those in effect under the Company's Retirement Plan immediately prior to your date of termination), and any excess or supplemental retirement plan in which you participate (the "SERP") which you would receive if your employment continued through the completion of the Term, assuming that your compensation is that required by Section 1 and
               Section 2 hereof, over (ii) the actuarial equivalent of your actual benefit (paid and payable), if any, under the Retirement Plan and the SERP as of your date of termination.

                (b) For the purpose of this Section 8, a "Change of Control" shall mean:

                     (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the
          "Exchange Act"))(a "Person") of beneficial ownership
          (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation
          (the "Outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding
          Corporation Voting Securities"); provided, however, that for purposes of this Section 8(b)(1), the following acquisitions shall not constitute a Change of Control:

                                (i)  any acquisition directly from the
                    Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or
                    (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A),
                    (B) and (C) of Section 8(b) (3) hereof; or

                     (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent
          Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                     (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation
          Common Stock and Outstanding Corporation Voting
          Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business
          Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                     (4) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

 9. Successors. This Agreement shall be binding upon the Corporation and its successors and assigns. The Corporation will require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Other Agreements. It is not intended that you shall receive duplicate rights and benefits under this Agreement and any other agreement, contract, plan, or other arrangement with, or sponsored by, the Corporation. This Agreement supersedes and replaces all prior understandings and agreements between you and the Corporation.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. The expenses incurred by you in pursuing arbitration (including reasonable legal fees and expenses) will be borne by the Corporation unless the arbitrator determines that you have caused the dispute to be submitted to arbitration in bad faith.

14. Corporate Approval. This Agreement has been authorized by the Board and approved by the Committee.


If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,

UNISYS CORPORATION                             The foregoing is accepted:


___________________________                     ______________________
Kenneth A. Macke, Chairman                      James A. Unruh
Compensation and Organization
  Committee
Board of Directors